Contact:
Carole Casto
Executive Director - Corporate Communications
(317) 610-2480
carole.casto@cummins.com

For Immediate Release
October 27, 2015
Cummins Announces Actions to Respond to Slowdown in Global Markets and Reports Third Quarter 2015 Results

•	Third quarter revenues of $4.6 billion, EBIT of 12.5 percent of sales

•	Full year outlook revised down with revenue expected to be flat to down 2 percent and EBIT to be in the range of 12.75 to 13.0 percent of sales

COLUMBUS, IND. - Cummins Inc. (NYSE: CMI) today announced restructuring and cost reduction actions to respond to a slowdown in global markets and lowered its outlook for 2015. The Company expects to reduce its professional workforce by up to 2,000 people, with the majority completed by the end of this year. These actions are expected to deliver annualized savings in the range of $160 million to $200 million and the Company will record pre-tax costs of between $70 million and $90 million associated with the workforce reduction in the fourth quarter of 2015. Adjustments to manufacturing capacity are already being made on a facility-by-facility basis and the Company will evaluate if more significant restructuring actions are required in the coming weeks and months.

“We are taking difficult but necessary actions to lower costs in the face of weak demand in many of our markets.” said Tom Linebarger, Chairman and Chief Executive Officer, Cummins Inc. “Global off highway and power generation markets have been weak for some time and are worsening. Industry orders in key end markets in Brazil and China are at multi-year lows and showing no signs of improvement in the near-term. Given the uncertainty in the global economy, we expect challenging conditions to persist for some time. We have a very experienced leadership team at Cummins that knows how to manage effectively through periods of weak demand and ensure that the Company emerges stronger, with higher profitability and stronger leadership positions in our largest markets, as it has in prior cycles.”

Third quarter revenue of $4.6 billion decreased six percent from the same quarter in 2014. Currency negatively impacted sales by four percent compared to last year, primarily due to a stronger U.S. dollar.
Weaker demand in global off highway and power generation markets was partially offset by distributor acquisitions in North America.

Revenues in North America increased four percent while international sales declined by 18 percent. Within international markets, lower revenues in Brazil, Europe and China were partially offset by growth in India.

Earnings before interest and taxes (EBIT) decreased in the third quarter to $577 million, or 12.5 percent of sales, down from $684 million or 14.0 percent of sales a year ago.

Net income attributable to Cummins was $380 million ($2.14 per diluted share) in the third quarter, compared to $423 million ($2.32 per diluted share) a year ago. The tax rate in the third quarter of 2015, including discrete items, was 30.1 percent.

Based on the current forecast, Cummins expects full year 2015 revenues to be flat to down two percent, compared to the Company’s prior guidance of growth between two and four percent. EBIT is expected to be in the range of 12.75 to 13.0 percent of sales, excluding costs associated with restructuring and other cost reduction actions, down from the Company’s previous guidance of 13.5 to 14.0 percent.

“We are disappointed with our results in the third quarter, but we are responding quickly to softening demand,” said Rich Freeland, President and Chief Operating Officer. “Through a combination of workforce actions and targeted capacity reduction we will position the Company for stronger financial performance when market conditions improve.”

Other recent highlights:

•
Cummins announced that the company has been named to the 2015 Dow Jones North American Sustainability Index for a 10th consecutive year. The index, part of the global Dow Jones Sustainability Indices, identifies the leading companies for sustainability worldwide.

•	Readers of Consulting-Specifying Engineer (CSE) have voted Cummins Power Generation’s latest QSK95 Series generator as a 2015 Product of the Year winner.

•	Cummins was named as a winner of the Golden Peacock Global Award for Excellence in Corporate Governance for the year 2015.

•	The Company increased its quarterly cash dividend by 25 percent and has returned $1.1 billion to shareholders in the form of dividends and share repurchases throughout the year.

Third quarter 2015 detail (all comparisons to same period in 2014)

Engine Segment

•	Sales - $2.5 billion, down 10 percent.

•	Segment EBIT - $252 million, or 10.0 percent of sales, compared to $330 million or 11.7 percent of sales.

•	Weak demand in global off highway and power generation markets and the Brazilian truck market were partially offset by stronger demand in global bus markets.

Distribution Segment

•	Sales - $1.6 billion, up 20 percent. Acquisitions added 27 percent.

•	Segment EBIT - $123 million, or 7.9 percent of sales, compared to $131 million or 10.1 percent of sales.

•	Higher revenues from acquisitions were partially offset by an 8 percent negative impact from foreign currency movements.

Components Segment

•	Sales - $1.2 billion, down 4 percent.

•	Segment EBIT - $156 million, or 12.6 percent of sales, compared to $172 million or 13.4 percent of sales.

•	Increased sales in on-highway markets in North America and China were more than offset by negative foreign currency movements of 4 percent and lower demand in Brazil.

Power Generation Segment

•	Sales - $659 million, down 13 percent.

•	Segment EBIT - $42 million, or 6.4 percent of sales, compared to $60 million, or 8.0 percent of sales.

•
Revenue declined in North America by 11 percent and by 14 percent in international markets. Foreign currency negatively impacted revenue by 3 percent. Lower sales in Europe, China, and Russia, were partially offset by growth in Africa and the Middle East.

About Cummins
Cummins Inc., a global power leader, is a corporation of complementary business units that design, manufacture, distribute and service diesel and natural gas engines and related technologies, including fuel systems, controls, air handling, filtration, emission solutions and electrical power generation systems. Headquartered in Columbus, Indiana, (USA) Cummins currently employs approximately 54,600 people worldwide and serves customers in approximately 190 countries and territories through a network of approximately 600 company-owned and independent distributor locations and approximately 7,200 dealer locations. Cummins earned $1.65 billion on sales of $19.2 billion in 2014. Press releases can be found on the Web at www.cummins.com. Follow Cummins on Twitter at www.twittter.com/cummins and on YouTube at www.youtube.com/cummininc.

Forward-looking disclosure statement
Information provided in this release that is not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our forecasts, guidance, preliminary results, expectations, hopes, beliefs and intentions on strategies regarding the future. These forward looking statements include, without limitation, statements relating to our plans and expectations for our revenues for the full year of 2015. Our actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including, but not limited to: the adoption and implementation of global emission standards; the price and availability of energy; the pace of infrastructure development; increasing global competition among our customers; general economic, business and financing conditions; governmental actions; changes in our customers’ business strategies; competitor pricing activity; expense volatility; labor relations; and other risks detailed from time to time in our Securities and Exchange Commission filings, including particularly in the Risk Factors section of our 2014 Annual Report on Form 10-K. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.cummins.com in the Investor Relations section of our website.
Presentation of Non-GAAP Financial Information
EBIT is a non-GAAP measure used in this release, and is defined and reconciled to what management believes to be the most comparable GAAP measure in a schedule attached to this release. Cummins presents this information as it believes it is useful to understanding the Company's operating performance, and because EBIT is a measure used internally to assess the performance of the operating units.

Webcast information
Cummins management will host a teleconference to discuss these results today at 10 a.m. EST. This teleconference will be webcast and available on the Investor Relations section of the Cummins website at  www.cummins.com . Participants wishing to view the visuals available with the audio are encouraged to sign-in a few minutes prior to the start of the teleconference.